Exhibit 99.1

News Release

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

ORIENT-EXPRESS HOTELS ANNOUNCES PRICING OF COMMON SHARE OFFERING

Hamilton, Bermuda, January 12, 2010.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), today announced the pricing of its public offering of 12 million Class A common shares at a price of $10.00 per share.  The Company has granted the underwriters an option to purchase up to an additional 1.8 million shares to cover over-allotments, if any.  Subject to customary conditions, the offering is expected to close on or about Tuesday, January 19, 2010.

The Company intends to use the net proceeds from this offering, which are expected to be approximately $114 million (without giving effect to any exercise of the underwriters’ over-allotment option) to pay the cash portion of the purchase price of two hotel properties located in Taormina, Sicily and for general corporate purposes.

Deutsche Bank Securities Inc. and Barclays Capital Inc. are acting as joint book-running managers and underwriters for the offering.

Ends

Orient-Express Hotels Ltd, Canon’s Court, 22 Victoria Street, P.O. Box HM1179, Hamilton HM EX, Bermuda

www.orient-express.com